Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2020 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 29, 2021) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported continued strong performance for the fourth quarter of 2020. The Board of Directors also announced a quarterly common stock cash dividend of $0.27 per common share, payable on February 19, 2021, to shareholders of record on February 8, 2021. Select highlights for the fourth quarter and the year include:

•	Loan growth of $30.6 million and $191.6 million, respectively
•	Deposit growth of $57.9 million and $241.6 million, respectively
•	Net income of $2.5 million and $11.2 million, respectively
•	Basic and diluted earnings per share of $0.74 and $3.27, respectively

Brandon Lorey, President and CEO, stated “In the wake of another peak in COVID positivity rates, market uncertainty, and low interest rates, the Bank of Clarke County delivered another year of record earnings ($11.1MM) and the highest earnings per share ever realized through Eagle Financial Services ($3.27). Balance sheet growth for the Bank was equally as strong.  Net of the volume related to PPP, the Bank realized core deposit growth of over 19% and gross loan growth above 12% during 2020. In addition to delivering these impressive growth numbers, the Bank was also able to decrease its total operating expense to total average assets by 24 basis points during the year as our focus on controllable expenses remains top of mind. I am also happy to announce another year of the Company’s ability to increase the annual dividend to shareholders by $.04 in 2020 to $1.04 per share. Lastly, I would like to thank our employees for their continued focus on serving the financial needs of our customers despite these extraordinary times.”

Income Statement Review

Net income was $11.2 million for the year ended December 31, 2020 which represented an increase of 14.5% when compared to net income in 2019. The increase was mainly driven by net interest income increases related to net loan growth and reduced interest expense on deposit accounts. Net income for the quarter ended December 31, 2020 was $2.5 million reflecting a decrease of 26.4% from the quarter ended September 30, 2020 and a decrease of 11.5% from the quarter ended December 31, 2020. The decreases were mainly driven by the increase in the provision for loan losses during the quarter ended December 31, 2020. A higher provision for loan losses was due to loan growth and the partial charge-off of certain impaired loans related to updated appraisals being received.

Net interest income was $35.6 million for the year ended December 31, 2020 compared to $31.2 million for the same period in 2019.  This represented an increase of 14.1%. Net interest income for the quarter ended December 31, 2020 was $9.4 million. Net interest income was $8.0 million for the quarter ended December 31, 2019.  The increase in net interest income for both periods resulted primarily from growth in the Company’s loan portfolio as well as reduced interest expense on deposit accounts.

Total loan interest income was $35.3 million for the year ended December 31, 2020, reflecting an increase of $4.1 million or 13.3% from the year ended December 31, 2019. Total loan interest income was $9.2 million for the quarter ended December 31, 2020.  Total loan interest income was $7.9 million for the quarter ended December 31, 2019. Total loan interest income increased $1.3 million or 17.0% from the quarter ended December 31, 2019 to the quarter ended December 31, 2020. Average loans for the year ended December 31, 2020 were $758.2 million compared to $628.3 million for the same period in 2019. The tax equivalent yield on average loans for the year ended December 31, 2020 was 4.66%, a decrease of 31 basis points from the prior year. Average loans for the quarter ended December 31, 2020 were $825.7 million compared to $640.7 million for the quarter ended December 31, 2019.  The tax equivalent yield on average loans for the quarter ended December 31, 2020  was 4.47%, a decrease of 44 basis points from 4.91% for the same period in 2019. Much of this decrease in yield can be attributed to the SBA Paycheck Protection Program ("PPP") loans.  During the year ended December 31, 2020, the Company originated $88.5 million in PPP loans which have a 1.00% interest rate, much lower than the existing portfolio's yield.

Interest and dividend income from the investment portfolio was $3.5 million and $4.0 million for the years ended December 31, 2020 and December 31, 2019, respectively. Interest and dividend income from the investment portfolio was $729 thousand for the quarter ended December 31, 2020 compared to $998 thousand for the quarter ended December 31, 2019. Average investments for the years ended December 31, 2020 and December 31, 2019 were $152.3 million and $144.6 million, respectively. Average investments for the quarter ended December 31, 2020 were $149.1 million compared to $149.2 million for the quarter ended December 31, 2019. The tax equivalent yield on average investments for the year ended December 31, 2020 was 2.41%, down 52 basis points from 2.93% for the same period in 2019. The tax equivalent yield on average investments for the quarter ended December 31, 2020 was 2.03%, down 75 basis points from 2.78% for the same period in 2019.

Total interest expense was $3.3 million and $4.2 million for the years ended December 31, 2020 and December 31, 2019, respectively. Total interest expense was $592 thousand for the three months ended December 31, 2020 and $1.1 million for three months ended December 31, 2019. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased 31 basis points when comparing the years ended December 31, 2020 and December 31, 2019. The average cost of interest-bearing liabilities decreased 48 basis points when comparing the quarter ended December 31, 2020 to the quarter ended December 31, 2019. The average balance of interest-bearing liabilities increased $85.7 million from the year ended December 31, 2019 to the year ended December 31, 2020. The average balance of interest-bearing liabilities increased $109.3 million from the quarter ended December 31, 2019 to the same period in 2020.

The net interest margin was 3.76% for the year ended December 31, 2020. When compared to the year ended December 31, 2019, the net interest margin decreased 26 basis points. The net interest margin was 3.63% for the quarter ended December 31, 2020. For the quarter ended December 31, 2019, the net interest margin was 3.90%. These declines can be attributed to current interest rate environment where rates have declined as loans repriced and higher yielding investment securities are called. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $8.6 million and $7.8 million for the years ended December 31, 2020 and December 31, 2019, respectively. The increase was driven mostly by the $687 thousand gain on sale of AFS securities recognized during the year ended December 31, 2020. Noninterest income was $2.3 million for the quarter ended December 31, 2020, which represented an increase of $433 thousand or 23.8% from the $1.8 million for the three months ended December 31, 2019. The increase was driven mostly by cash distributions from investments in tax credits.

Noninterest expense increased $2.7 million or 10.0% for the year ended years ended December 31, 2020 in comparison to the year ended December 31, 2019. Noninterest expense increased $1.8 million, or 28.2%, to $8.1 million for the quarter ended December 31, 2020 from $6.3 million for the quarter ended December 31, 2019.  The COVID-19 pandemic has had and continues to have an impact on noninterest expenses. Much of this increase resulted from the increase in salaries and benefits expenses. Annual pay increases, newly hired employees, COVID pay for employees that were unable to work remotely during the pandemic and additional bonuses for loan employees originating SBA PPP lending have attributed to these increases. Increases in equipment expenses and computer software expenses in comparison to the prior year were largely due to hardware and software purchases to allow for remote work during the COVID-19 pandemic. Additional costs were incurred for enhanced branch cleanings and the purchase of personal protective equipment (PPE) throughout the year.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.4 million or 0.27% of total assets at December 31, 2019 to $5.4 million or 0.48% of total assets at December 31, 2020. This increase resulted from loans being placed into nonaccrual status during 2020. Total nonaccrual loans were $4.8 million at December 31, 2020 and $2.2 million at December 31, 2019. Several larger dollar loans were placed in nonaccrual status during the second quarter of 2020.  The majority of these loans are in the commercial real estate portfolio and have had cash flows negatively impacted by the

COVID-19 pandemic. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was $607 thousand at December 31, 2020 and $183 thousand at December 31, 2019.  Two residential properties were added to other real estate owned during 2020 through deeds in lieu of foreclosure.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At December 31, 2020, the Company had 17 troubled debt restructurings totalling $3.3 million. Approximately $2.5 million or 14 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2019, the Company had 16 troubled debt restructurings totalling $3.0 million. Approximately $2.6 million or 12 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $267 thousand in net charge-offs for the quarter ended December 31, 2020 versus net recoveries of $20 thousand for the quarter ended December 31, 2019. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $702 thousand for the quarter ended December 31, 2020. The Company recognized provision for loan losses of $62 thousand for the quarter ended December 31, 2019. The provision for the quarter ended December 31, 2020 resulted from both loan growth during the quarter as well as the partial charge-off of certain impaired loans related to updated appraisals being received. The ratio of allowance for loan losses to total loans was 0.85% at December 31, 2020 and 0.77% at December 31, 2019, respectively.  Excluding outstanding PPP loans of $81.3 million as of December 31, 2020, the allowance for loan losses as a percentage of total loans was 0.94%. The ratio of allowance for loan losses to total nonaccrual loans was 146.85% and 227.59% at December 31, 2020 and December 31, 2019, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at December 31, 2020 were $1.13 billion, which represented an increase of $252.8 million or 28.8% from total assets of $877.3 million at December 31, 2019. Gross loans increased $191.6 million or 29.7% between December 31, 2019 and December 31, 2020.  The growth in total loans and total assets during the year ended December 31, 2020 was largely due to regular loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased $241.6 million to $1.01 billion at December 31, 2020 from $771.5 million at December 31, 2019. The growth in deposits mainly reflected both regular deposit growth and the Company expansion to new areas as well as PPP loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of December 31, 2020.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at December 31, 2020 or December 31, 2019.

Equity

Shareholders’ equity was $105.1 million at December 31, 2020 and $96.3 million at December 31, 2019. The book value of the Company at December 31, 2020 was $31.05 per common share. Total common shares outstanding were 3,405,035 at December 31, 2020. The board of directors declared a $0.27 per common share cash dividend for shareholders of record as of February 8, 2021 and payable on February 19, 2021.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to steadfastly work to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company originated 909 PPP loans (through two rounds of lending), totalling $88.5 million, into the hands of our community’s small businesses. The Company is currently participating in the third round of PPP lending. In addition to local small businesses, the Company is also working with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 may be granted a deferral in loan payments for up to 90 days. During 2020, the Company approved 255 deferrals with current loan balances totalling approximately $130.2 million for its customers experiencing hardships related to COVID-19. As of December 31, 2020, 241 loans with loan balances totalling approximately $128.7 million had begun making payments on their loans after the deferral date had passed.

Cautionary Note About Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	4Q20	3Q20	2Q20	1Q20	4Q19
Net Income (dollars in thousands)	$2,506	$3,406	$2,819	$2,441	$2,831
Earnings per share, basic	$0.74	$0.99	$0.83	$0.71	$0.83
Earnings per share, diluted	$0.74	$0.99	$0.83	$0.71	$0.83
Return on average total assets	0.91%	1.30%	1.11%	1.10%	1.30%
Return on average total equity	9.56%	13.21%	11.25%	10.02%	11.80%
Dividend payout ratio	35.14%	26.26%	31.33%	36.62%	31.33%
Fee revenue as a percent of total revenue	15.61%	15.85%	15.39%	17.38%	18.76%
Net interest margin(1)	3.63%	3.86%	3.70%	3.86%	3.90%
Yield on average earning assets	3.85%	4.14%	4.08%	4.39%	4.42%
Rate on average interest-bearing liabilities	0.40%	0.48%	0.64%	0.86%	0.88%
Net interest spread	3.45%	3.66%	3.44%	3.53%	3.54%
Tax equivalent adjustment to net interest income (dollars in thousands)	$56	$61	$64	$68	$74
Non-interest income to average assets	0.81%	0.84%	0.95%	0.76%	0.83%
Non-interest expense to average assets	2.92%	2.84%	2.76%	3.11%	2.90%
Efficiency ratio(2)	69.21%	64.43%	65.45%	70.42%	64.11%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	4Q20	3Q20	2Q20	1Q20	4Q19
BALANCE SHEET RATIOS
Loans to deposits	82.55%	84.35%	86.90%	85.32%	83.57%
Average interest-earning assets to average-interest bearing liabilities	175.23%	173.54%	168.79%	163.80%	167.77%
PER SHARE DATA
Dividends	$0.26	$0.26	$0.26	$0.26	$0.26
Book value	31.05	30.65	29.97	29.47	28.23
Tangible book value	31.05	30.65	29.97	29.47	28.23
SHARE PRICE DATA
Closing price	$29.50	$25.20	$25.71	$23.91	$31.05
Diluted earnings multiple(1)	9.97	6.36	7.74	8.42	9.35
Book value multiple(2)	0.95	0.82	0.86	0.81	1.10
COMMON STOCK DATA
Outstanding shares at end of period	3,405,035	3,416,013	3,409,689	3,409,689	3,430,103
Weighted average shares outstanding	3,410,220	3,413,304	3,409,689	3,437,085	3,433,749
Weighted average shares outstanding, diluted	3,410,220	3,413,304	3,409,689	3,437,085	3,433,749
CAPITAL RATIOS
Total equity to total assets	9.30%	9.68%	9.93%	11.10%	10.98%
CREDIT QUALITY
Net charge-offs to average loans	0.03%	(0.02)%	(0.03)%	(0.08)%	—%
Total non-performing loans to total loans	0.58%	0.53%	0.62%	0.26%	0.34%
Total non-performing assets to total assets	0.48%	0.44%	0.52%	0.24%	0.27%
Non-accrual loans to:
total loans	0.58%	0.53%	0.54%	0.26%	0.34%
total assets	0.43%	0.40%	0.41%	0.19%	0.25%
Allowance for loan losses to:
total loans	0.85%	0.83%	0.81%	0.80%	0.77%
non-performing assets	130.46%	140.10%	119.00%	251.82%	210.00%
non-accrual loans	146.85%	155.10%	158.08%	317.42%	227.59%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$—	$665	$—	$—
Non-accrual loans	4,832	4,286	4,238	1,697	2,185
Other real estate owned and repossessed assets	607	442	442	442	183
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$300	$22	$76	$67	$32
(Recoveries)	(33)	(218)	(302)	(578)	(52)
Net charge-offs (recoveries)	267	(196)	(226)	(511)	(20)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$702	$100	$752	$(97)	$62
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$6,661	$6,365	$5,387	$4,973	$4,891
Provision	702	100	752	(97)	62
Net charge-offs (recoveries)	267	(196)	(226)	(511)	(20)
Balance at the end of period	$7,096	$6,661	$6,365	$5,387	$4,973

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 12/31/2020	Unaudited 9/30/2020	Unaudited 6/30/2020	Unaudited 3/31/2020	Audited 12/31/2019
Assets
Cash and due from banks	$79,698	$63,774	$38,099	$22,757	$33,407
Federal funds sold	222	270	264	288	252
Securities available for sale, at fair value	166,222	153,688	146,885	157,659	166,200
Loans, net of allowance for loan losses	829,238	799,040	782,569	668,645	639,787
Bank premises and equipment, net	18,725	18,906	19,047	19,179	19,297
Other assets	36,047	37,582	36,037	30,349	18,377
Total assets	$1,130,152	$1,073,260	$1,022,901	$898,877	$877,320
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$407,576	$379,198	$351,547	$271,508	$269,171
Savings and interest bearing demand deposits	476,864	446,687	417,458	377,677	364,175
Time deposits	128,658	129,353	138,905	140,814	138,198
Total deposits	$1,013,098	$955,238	$907,910	$789,999	$771,544
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	11,980	14,139	13,422	9,079	9,450
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,025,078	$969,377	$921,332	$799,078	$780,994
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,460	8,472	8,473	8,466	8,529
Surplus	10,811	10,862	10,771	10,578	11,406
Retained earnings	82,524	80,907	78,388	76,457	74,909
Accumulated other comprehensive income	3,279	3,642	3,937	4,298	1,482
Total shareholders' equity	$105,074	$103,883	$101,569	$99,799	$96,326
Total liabilities and shareholders' equity	$1,130,152	$1,073,260	$1,022,901	$898,877	$877,320

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest and Dividend Income
Interest and fees on loans	$9,249	$7,908	$35,273	$31,138
Interest on federal funds sold	—	1	1	4
Interest and dividends on securities available for sale:
Taxable interest income	588	794	2,858	3,089
Interest income exempt from federal income taxes	127	183	588	856
Dividends	14	21	76	70
Interest on deposits in banks	12	120	112	297
Total interest and dividend income	$9,990	$9,027	$38,908	$35,454
Interest Expense
Interest on deposits	$592	$1,071	$3,256	$4,193
Interest on federal funds purchased	—	—	—	31
Interest on Federal Home Loan Bank advances	—	6	25	15
Total interest expense	$592	$1,077	$3,281	$4,239
Net interest income	$9,398	$7,950	$35,627	$31,215
Provision For Loan Losses	702	62	1,457	629
Net interest income after provision for loan losses	$8,696	$7,888	$34,170	$30,586
Noninterest Income
Income from fiduciary activities	$317	$354	$1,398	$1,380
Service charges on deposit accounts	246	313	920	1,187
Other service charges and fees	1,255	1,165	4,757	4,893
Gain on the sale of bank premises and equipment	5	—	5	137
Gain (loss) on sales of AFS securities	—	—	687	(7)
Officer insurance income	93	(26)	310	(48)
Other operating income	335	12	502	217
Total noninterest income	$2,251	$1,818	$8,579	$7,759
Noninterest Expenses
Salaries and employee benefits	$4,874	$3,489	$18,074	$15,025
Occupancy expenses	380	396	1,592	1,611
Equipment expenses	222	232	988	857
Advertising and marketing expenses	198	211	707	868
Stationery and supplies	50	57	144	172
ATM network fees	272	315	1,009	1,141
Other real estate owned expenses	13	24	9	76
(Gain) loss on the sale of other real estate owned	(11)	(4)	(143)	443
FDIC assessment	105	(36)	221	105
Computer software expense	198	125	679	459
Bank franchise tax	177	173	705	656
Professional fees	261	230	1,120	1,057
Data processing fees	493	369	1,657	1,275
Other operating expenses	855	729	2,679	3,031
Total noninterest expenses	$8,087	$6,310	$29,441	$26,776
Income before income taxes	$2,860	$3,396	$13,308	$11,569
Income Tax Expense	354	565	2,136	1,810
Net income	$2,506	$2,831	$11,172	$9,759
Earnings Per Share
Net income per common share, basic	$0.74	$0.83	$3.27	$2.84
Net income per common share, diluted	$0.74	$0.83	$3.27	$2.84

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Year Ended
	December 31, 2020			December 31, 2019
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$130,566	$2,934	2.25%	$113,625	$3,159	2.78%
Tax-Exempt (1)	21,764	744	3.42%	31,009	1,084	3.50%
Total Securities	$152,330	$3,678	2.41%	$144,634	$4,243	2.93%
Loans:
Taxable	$744,622	$34,925	4.69%	$613,884	$30,722	5.00%
Non-accrual	3,618	—	—%	2,723	—	—%
Tax-Exempt (1)	9,992	441	4.42%	11,722	526	4.49%
Total Loans	$758,232	$35,366	4.66%	$628,329	$31,248	4.97%
Federal funds sold	359	1	0.24%	194	4	2.06%
Interest-bearing deposits in other banks	47,261	112	0.24%	15,202	297	1.95%
Total earning assets	$954,564	$39,157	4.10%	$785,636	$35,792	4.56%
Allowance for loan losses	(6,041)			(5,333)
Total non-earning assets	66,007			49,780
Total assets	$1,014,530			$830,083
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$108,965	$347	0.32%	$89,536	$450	0.50%
Money market accounts	184,346	930	0.50%	150,291	1,463	0.97%
Savings accounts	122,560	121	0.10%	105,176	207	0.20%
Time deposits:
$250,000 and more	75,520	1,203	1.59%	59,550	1,221	2.05%
Less than $250,000	60,600	655	1.08%	61,775	852	1.38%
Total interest-bearing deposits	$551,991	$3,256	0.59%	$466,328	$4,193	0.90%
Federal funds purchased	1	—	0.60%	1,074	31	2.89%
Federal Home Loan Bank advances	7,650	25	0.33%	2,547	15	0.59%
Total interest-bearing liabilities	$559,642	$3,281	0.59%	$469,949	$4,239	0.90%
Noninterest-bearing liabilities:
Demand deposits	341,229			258,176
Other Liabilities	12,357			9,900
Total liabilities	$913,228			$738,025
Shareholders' equity	101,302			92,058
Total liabilities and shareholders' equity	$1,014,530			$830,083
Net interest income		$35,876			$31,553
Net interest spread			3.51%			3.66%
Interest expense as a percent of average earning assets			0.34%			0.54%
Net interest margin			3.76%			4.02%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	December 31, 2020			December 31, 2019
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$130,033	$602	1.84%	$122,969	$815	2.63%
Tax-Exempt (1)	19,098	161	3.35%	26,272	231	3.49%
Total Securities	$149,131	$763	2.03%	$149,241	$1,046	2.78%
Loans:
Taxable	$811,055	$9,165	4.50%	$627,842	$7,811	4.94%
Non-accrual	4,911	—	—%	1,857	—	—%
Tax-Exempt (1)	9,687	106	4.37%	10,983	123	4.44%
Total Loans	$825,653	$9,271	4.47%	$640,682	$7,934	4.91%
Federal funds sold	236	—	0.07%	237	1	1.67%
Interest-bearing deposits in other banks	66,662	12	0.07%	28,711	120	1.66%
Total earning assets	$1,036,771	$10,046	3.85%	$817,014	$9,101	4.42%
Allowance for loan losses	(6,678)			(4,929)
Total non-earning assets	71,423			52,118
Total assets	$1,101,516			$864,203
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$120,244	$70	0.23%	$94,053	$109	0.46%
Money market accounts	208,357	178	0.34%	151,460	350	0.92%
Savings accounts	133,886	20	0.06%	106,756	49	0.18%
Time deposits:
$250,000 and more	68,793	210	1.21%	70,118	346	1.96%
Less than $250,000	60,379	114	0.75%	60,020	217	1.43%
Total interest-bearing deposits	$591,659	$592	0.40%	$482,407	$1,071	0.88%
Federal funds purchased	1	—	0.40%	1	—	2.38%
Federal Home Loan Bank advances	—	—		4,565	6	0.56%
Total interest-bearing liabilities	$591,660	$592	0.40%	$486,973	$1,077	0.88%
Noninterest-bearing liabilities:
Demand deposits	391,240			270,531
Other Liabilities	14,302			11,519
Total liabilities	$997,202			$769,023
Shareholders' equity	104,314			95,180
Total liabilities and shareholders' equity	$1,101,516			$864,203
Net interest income		$9,454			$8,024
Net interest spread			3.45%			3.54%
Interest expense as a percent of average earning assets			0.23%			0.52%
Net interest margin			3.63%			3.90%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
GAAP Financial Measurements:
Interest Income - Loans	$9,249	$9,312	$8,773	$7,939	$7,908
Interest Income - Securities and Other Interest-Earnings Assets	741	838	888	1,168	1,119
Interest Expense - Deposits	592	683	879	1,102	1,071
Interest Expense - Other Borrowings	—	—	25	—	6
Total Net Interest Income	$9,398	$9,467	$8,757	$8,005	$7,950
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$22	$23	$24	$24	$26
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	34	38	40	44	48
Total Tax Benefit on Tax-Exempt Interest Income	$56	$61	$64	$68	$74
Tax-Equivalent Net Interest Income	$9,454	$9,528	$8,821	$8,073	$8,024